UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C
(RULE 14c-101)
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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NEOMAGIC CORPORATION
(Name of Registrant as Specified in its Charter)

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NEOMAGIC CORPORATION
2372-A Qume Drive
San Jose, CA 95131
(408) 428-9725

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

To the Stockholders of NeoMagic Corporation:

The purpose of this Notice and the accompanying Information Statement is to notify you that the holders of shares of our common stock, representing a majority of the voting power of NeoMagic Corporation, approved by written consent on April 15, 2010:

1.
An amendment to Article 4 of our Restated Certificate of Incorporation, as amended, to increase the number of shares of Common Stock (“Shares”) that we are authorized to issue from one hundred million (100,000,000) shares to two hundred million (200,000,000) shares; and

2.
An amendment to (i) Item 3 of our 2003 Stock Plan, as amended July 12, 2007 (the “Plan”), to increase the maximum aggregate number of Shares that may be optioned and sold under the Plan from 2,128,411 to twenty million (20,000,000), and (ii) Item 6(c) of the Plan to increase the maximum number of Shares subject to options that may be granted to a Service Provider, in any fiscal year of the Company, from four hundred thousand (400,000) to no more than five million (5,000,000) Shares, except, that in connection with his or her initial service, a Service Provider may be granted options to purchase up to an additional two hundred thousand (200,000) Shares, which will not count against the limit set forth above.

Our Board of Directors has fixed the close of business on March 18, 2010 as the record date for determining the stockholders entitled to notice of the above noted actions.  Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the corporate action authorized by our majority stockholders can be taken no sooner than 20 calendar days after the accompanying Information Statement is first mailed to NeoMagic’s stockholders.  We anticipate that this Notice and the accompanying Information Statement will be first mailed to stockholders of record on May 3, 2010.  On or after May 24, 2010, the amendment to the Certificate of Incorporation will be filed with the Delaware Secretary of State and become effective and on May 24, 2010 the amendment to the 2003 Stock Plan will become effective.

Delaware corporation law permits holders of a majority of the voting power to take stockholder action by written consent. As the matters set forth in this Notice and accompanying Information Statement have been duly authorized and approved by the written consent of the holders of a majority of our issued and outstanding voting securities, your vote or consent is not requested or required to approve these matters.  Accordingly, NeoMagic will not hold a meeting of its stockholders to consider or vote upon the proposed amendment to NeoMagic’s Certificate of Incorporation or amendment to its 2003 Stock Plan.  The accompanying Information Statement serves as the notice required by Section 228 of the Delaware General Corporation Law of the taking of corporate action without a meeting by less than unanimous written consent of our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF OUR BOARD OF DIRECTORS

May ___, 2010	Syed Zaidi
President and Chief Executive Officer

NEOMAGIC CORPORATION

2372-A Qume Drive
San Jose, CA 95131
(408) 428-9725

INFORMATION STATEMENT

To the Stockholders of NeoMagic Corporation:

The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting power of NeoMagic Corporation have given their written consent to resolutions adopted by the Board of Directors of NeoMagic to the following actions:

1.
An amendment to Article 4 of our Restated Certificate of Incorporation, as amended, to increase the number of shares of Common Stock (“Shares”) that we are authorized to issue from one hundred million (100,000,000) shares to two hundred million (200,000,000) shares; and

2.
An amendment to (i) Item 3 of our 2003 Stock Plan, as amended July 12, 2007 (the “Plan”), to increase the maximum aggregate number of Shares that may be optioned and sold under the Plan from 2,128,411 to twenty million (20,000,000), and (ii) Item 6(c) of the Plan to increase the maximum number of Shares subject to options that may be granted to a Service Provider, in any fiscal year of the Company, from four hundred thousand (400,000) to no more than five million (5,000,000) Shares, except, that in connection with his or her initial service, a Service Provider may be granted options to purchase up to an additional two hundred thousand (200,000) Shares, which will not count against the limit set forth herein above.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

Our Board of Directors has fixed the close of business on March 18, 2010 as the record date for determining the stockholders entitled to notice of the above noted actions.  Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the corporate action authorized by our majority stockholders can be taken no sooner than 20 calendar days after the accompanying Information Statement is first mailed to NeoMagic’s stockholders. We anticipate that this Information Statement will be first mailed on May 3, 2010 to stockholders of record.  On or after May 24, 2010, the amendment to the Restated Certificate of Incorporation will be filed with the Delaware Secretary of State and become effective and on May 24, 2010 the amendment to the 2003 Stock Plan will become effective.

Delaware corporation law permits holders of a majority of the voting power to take stockholder action by written consent. As the matters set forth in this Information Statement have been duly authorized and approved by the written consent of the holders of a majority of our issued and outstanding voting securities, your vote or consent is not requested or required to approve these matters.  Accordingly, NeoMagic will not hold a meeting of its stockholders to consider or vote upon the proposed amendment to NeoMagic’s Restated Certificate of Incorporation or amendment to its 2003 Stock Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We determined the stockholders of record for purposes of this stockholder action at the close of business on March 18, 2010 (the “Record Date”).  As of the Record Date, the Company’s issued and outstanding capital stock consisted of 44,451,394 shares of common stock, par value $0.001 per share, which was held by approximately 83 holders of record.

The following table sets forth certain information with respect to beneficial ownership of our common stock as of March 18, 2010 by (i) each person known by us to be a beneficial owner of more than 5% of our outstanding Common Stock, (ii) each of the executive officers named in the fiscal year 2010 Summary Compensation Table, (iii) each of our directors, and (iv) all of our directors and executive officers as a group. The information on beneficial ownership in the table and the footnotes hereto is based upon our records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to us by such person or entity. Except as otherwise indicated (or except as contained in a referenced filing), each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

Name and Address(1) Of Beneficial Owner	Common Stock Beneficially Owned	% of Class(2)
David Tomasello(3)	60,523,354	75.82%
Jorge Granier-Phelps(4)	7,041,666	14.32%
Douglas Young(5)	3,698,026	7.94%
Syed Zaidi(6)	3,614,316	7.77%
Joseph Fitzgerald (7)	45,000	*
Andrew Rosengard (8)	4,167	*
Officers and Directors as a Group (6 persons) (9)	74,926,529	84.37%

*           Less than one percent of the outstanding Common Stock.

(1)	Unless otherwise noted, the address of each person is c/o NeoMagic Corporation, 2372-A Qume Drive, San Jose, CA 95131.

(2)
Applicable percentages are based on 44,451,394 shares of our Common Stock outstanding on March 18, 2010 and are calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.  Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of March 18, 2010 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(3)
The shares of Common Stock are held in the names of Attiva Capital Management, LTD (1,156,433), Bluestone Financial LTD (22,533,334), Commetasa (518,000), Antonio Tomasello (682,253) and David Tomasello (255,000).  Mr. Tomasello has sole voting power with respect to all such shares.  Includes 17,333,334 shares issuable to Bluestone Financial LTD and 333,333 shares issuable to Attiva Capital Management, LTD under Class A Warrants exercisable within 60 days after March 18, 2010.  Includes 17,333,334 shares issuable to Bluestone Financial LTD and 333,333 shares issuable to Attiva Capital Management, LTD under Class B Warrants exercisable within 60 days after March 18, 2010. Includes 45,000 shares issuable under stock options exercisable within 60 days after March 18, 2010, which are held directly by Mr. Tomasello.

(4)
The shares of Common Stock are held in the name of Mediastone LLC, of which Mr. Granier-Phelps is Managing Director. Mr. Granier-Phelps has sole voting power with respect to all such shares.  Includes 2,333,333 shares issuable to Mediastone LLC under Class A Warrants exercisable within 60 days after March 18, 2010.  Includes 2,333,333 shares issuable to Mediastone LLC under Class B Warrants exercisable within 60 days after March 18, 2010.  Includes 41,667 shares issuable under stock options exercisable within 60 days after March 18, 2010, which are held directly by Mr. Granier-Phelps.

(5)
Includes 565,200 shares issuable under stock options exercisable within 60 days after March 18, 2010.  Includes 783,206 shares issuable under Class A Warrants exercisable within 60 days after March 18, 2010.  Includes 783,206 shares issuable under Class B Warrants exercisable within 60 days after March 18, 2010.

(6)
Includes 567,808 shares issuable under stock options exercisable within 60 days after March 18, 2010.  Includes 761,627 shares issuable under Class A Warrants exercisable within 60 days after March 18, 2010.  Includes 761,627 shares issuable under Class B Warrants exercisable within 60 days after March 18, 2010.

(7)	Includes 45,000 shares issuable under stock options exercisable within 60 days after March 18, 2010.

(8)	Includes 4,167 shares issuable under stock options exercisable within 60 days after March 18, 2010.

(9)	Includes 44,358,509 shares issuable under stock options and warrants exercisable within 60 days after March 18, 2010.

We have undergone a change of control since the beginning of our last fiscal year 2010, which began January 26, 2009.  Entities affiliated with David Tomasello (the “Tomasello Entities”) acquired 25,145,020 shares of our common stock and Class A Warrants and Class B Warrants exercisable for an aggregate of 35,333,334 shares of our Common Stock.  The Tomasello Entities acquired 2,078,353 shares of our Common Stock through open market purchases and the remainder through private placements by us on October 16, 2009 and February 11, 2010.  As of March 18, 2010, the Tomasello Entities beneficially own 75.82% of our outstanding Shares, as calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding all compensation awarded to, earned by or paid to in fiscal years 2010 and 2009 each person who served as our principal executive officer during fiscal 2010 and 2009. Fiscal years 2010 and 2009 ended on January 31 and January 25, respectively. We refer to the two executive officers identified in this table as our Named Executive Officers.

Name and Principal Position	Year	Salary ($)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Douglas R. Young (3)	2010	$211,150	(5)	$256,029		$—	$1,815	$468,994
Former President and Chief Executive Officer	2009	$186,101		$164,633		$—	$1,719	$352,453
Syed Zaidi (4)	2010	$175,884		$164,253		$—	$21,540	$361,677
President and Chief Executive Officer	2009	$178,154		$170,178	(6)	$—	$17,756	$366,088

(1)	Represents the dollar amount recognized by the Company for financial reporting purposes under FAS 123R as non-cash compensation.
(2)	Includes premiums paid for health and life insurance, net of premium paid by the Named Executive Officer.
(3)	Mr. Young was our President, Chief Executive Officer until his resignation effective January 19, 2010 and he was our Acting Chief Financial Officer from January 2009 until December 2009.
(4)	Mr. Zaidi was our Chief Operating Officer until January 18, 2009. He became our President and Chief Executive Officer January 19, 2010.
(5)	Includes $20,388 in paid out vacation.
(6)	Includes $160,839 for stock options and $9,339 from employee stock purchase plan.

Stock Awards

There were no grants or vesting of stock awards made by the Company to any Named Executive Officer during the fiscal year ended January 31, 2010, and there were no unvested stock awards outstanding at fiscal 2010 year end.

Grants of Option Awards

We currently award stock options under our 2003 Stock Plan. The 2003 Stock Plan was approved by stockholders. The 1998 Stock Option Plan was not required to be approved by stockholders. Beginning with fiscal year 2004, as a result of regulatory changes, all material changes to both plans require stockholder approval. The Compensation Committee issued stock options in December 2009 in lieu of increases in salary. All options granted to Named Executive Officers during fiscal 2010 were granted under the 2003 Stock Plan. The stock options are intended to align the interest of the executive officers with those of stockholders. The stock options are also designed to attract and retain the Named Executive Officers, and to motivate them to achieve the corporate objectives. A Named Executive Officer generally forfeits any unvested stock option upon ceasing employment.

On December 2, 2009, each of Douglas R. Young and Syed Zaidi were granted options vesting in equal monthly installments over a period of one year beginning on December 3, 2009 on 250,000 shares of Common Stock exercisable at $0.18 per share.  The closing market price on the date of grant was $0.09 per share.  The term of such options is five (5) years from the date of grant.

Outstanding Equity Awards at 2010 Fiscal Year End

The following table provides information concerning unexercised options to purchase the Company’s Common Stock held by each of the Named Executive Officers as of January 31, 2010.  There were no other outstanding equity awards as of January 31, 2010.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Douglas Young	250,000	0	(1)	$0.18	7/19/2010
	60,000	0	(1)	$1.51	7/19/2010
	38,200	0	(1)	$2.15	7/19/2010
	80,000	0	(1)	$2.40	7/19/2010
	16,000	0	(1)	$4.65	7/19/2010
	60,000	0	(1)	$4.83	7/19/2010
	45,000	0	(1)	$6.56	7/19/2010
	16,000	0	(1)	$21.50	7/19/2010

Syed Zaidi	20,833	229,167	(2)	$0.18	12/2/2014
	28,750	31,250	(3)	$1.51	2/4/2018
	23,208	0	(1)	$2.05	5/18/2015
	21,875	8,125	(4)	$4.17	2/23/2017
	36,667	3,333	(6)	$4.83	5/10/2012
	10,000	0	(1)	$5.00	5/30/2010
	53,958	16,042	(5)	$6.56	12/18/2012
	20,000	0	(1)	$12.90	11/6/2013
	14,600	0	(1)	$13.95	9/18/2013
	20,000	0	(1)	$14.85	5/30/2010
	20,000	0	(1)	$16.00	5/15/2012

(1)	These options are fully vested as of January 31, 2010.

(2)
These options represent option awards made in fiscal 2010. The options vest at the rate of 1/12th monthly with the initial vesting on January 3, 2010 and continuing monthly thereafter until fully vested on December 3, 2010. The options have a life of 5 years from the date of grant.

(3)
These options represent option awards made in fiscal 2009. The options vest at the rate 1/48th monthly with the initial vesting on March 4, 2008 and continuing monthly thereafter until fully vested on February 4, 2012. The options have a life of 10 years from the date of grant.

(4)
These options represent option awards made in fiscal 2008. The options vest at the rate 1/48th monthly with the initial vesting on March 23 2007 and continuing monthly thereafter until fully vested on February 23, 2011. The options have a life of 10 years from the date of grant.

(5)
These options represent option awards made in fiscal 2007. The options vest at the rate of 1/48th monthly with the initial vesting on January 18, 2007 and continuing monthly thereafter until fully vested on December 18, 2010. The options have a life of 6 years from the date of grant.

(6)
These options represent option awards made in fiscal 2007. The options vest at the rate of 1/48th monthly with the initial vesting on June 10, 2006 and continuing monthly thereafter until fully vested on May 10, 2010. The options have a life of 6 years from the date of grant.

Option Exercises and Stock Vested

 There were no exercises of stock options made by the Named Executive Officers during the fiscal year ended January 31, 2010.

Pension Benefits

The Company does not have any pension benefit plans that are required to be reported.

Nonqualified Deferred Compensation

The Company does not have any nonqualified deferred compensation plans that are required to be reported.

Potential Payments upon Termination of Employment or Change of Control

In the tables below, we summarize the estimated payments that would be made to each of our Named Executive Officers upon a termination of employment in various circumstances. The actual amounts to be paid can only be determined at the time of a change in control or executive’s termination. Mr. Douglas Young had ceased to be an employee of the Company as of January 31, 2010.

Date of Triggering Event: The table assumes that any triggering event (i.e. termination, resignation, Change in Control, death or disability) took place on January 31, 2010 with base salaries in effect at the end of fiscal year 2010 being used for purposes of any severance payout calculation except as noted.

Price Per Share of Common Stock: Calculations requiring a per share stock price are made on the basis of the closing price of $0.05 per share of our common stock on the Pink Sheets on January 29, 2010, the last trading day of our fiscal year ending January 31, 2010.

Equity Acceleration upon a Change of Control or Merger: The Board of Directors of the Company, in its discretion, can provide for acceleration of the vesting of all other outstanding options or awards at any time, including upon a Change of Control.

Under the 2003 Stock Plan, the 1998 Nonstatutory Stock Option Plan, and the 1993 Stock Option Plan, upon a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding option and stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the option or stock purchase right, the optionee shall fully vest in and have the right to exercise the option or stock purchase right as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable. The Board of Directors, in its sole discretion, may authorize any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any option or the shares of Common Stock relating thereto.

Syed Zaidi

The Company is party to an employment agreement with Mr. Zaidi, its Chief Operating Officer. Pursuant to the agreement, dated December 5, 2007, Mr. Zaidi serves on an “at-will” basis and is entitled to receive an annual base salary of $240,000, subject to annual review by the Compensation Committee. Mr. Zaidi is also eligible to receive bonuses in such amounts and based upon such performance criteria as the Compensation Committee of the Board determines in its discretion following consultation with Mr. Zaidi. Mr. Zaidi is also entitled to receive stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time, at the discretion of the Compensation Committee. In addition, upon a termination of Mr. Zaidi’s employment (1) by the Company other than for Cause, (2) due to Mr. Zaidi’s death or disability, or (3) by Mr. Zaidi for Good Reason, Mr. Zaidi will receive: (1) a lump sum payment in an amount equal to six months of salary, (2) Company-paid coverage for Mr. Zaidi and his eligible dependents under the Company’s benefit plans for twelve (12) months following such termination, and (3) the right to exercise all vested and outstanding stock options and stock appreciation rights granted to Mr. Zaidi by the Company for six (6) months from the effective date of such termination.

Upon a termination of Mr. Zaidi’s employment in connection with a Change in Control by the Company other than for Cause, or by Mr. Zaidi for Good Reason, Mr. Zaidi will receive: (1) a lump sum payment in an amount equal to twelve months of salary, (2) Company-paid coverage for Mr. Zaidi and his eligible dependents under the Company’s benefit plans for twelve (12) months following such termination, (3) all outstanding options, stock appreciation rights or other similar rights to acquire Company common stock that are not otherwise vested as of such date shall immediately vest in full, and (4) the right to exercise all vested and outstanding stock options and stock appreciation rights granted to Mr. Zaidi by the Company for six (6) months from the effective date of such termination.

If Mr. Zaidi resigns voluntarily, such resignation is not for Good Reason, and he gives the Company at least 60 days’ notice of resignation, Mr. Zaidi will receive 6 months accelerated vesting of all outstanding options, stock appreciation rights or other similar rights to acquire Company common stock that are not otherwise vested, such acceleration effective as of the 60th day after Mr. Zaidi has delivered his notice of resignation to the Company. All of the severance payments and benefits are conditioned on Mr. Zaidi signing a general release of claims against the Company. Mr. Zaidi is subject to non-competition covenants for one year following his termination of employment for any reason.

Explanation of Terms

The term “Change in Control” means the occurrence of any of the following events:

(i)
any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)
the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)	the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

The term “Cause” for purposes of these agreements means:

(i)	the willful failure by Employee to substantially perform Employee’s material duties under this Agreement other than a failure resulting from the Employee’s Disability,
(ii)	Employee’s conviction of or plea of nolo contendere to the commission of any felony or gross misdemeanor, but only if such event significantly harms the Company’s reputation or business;
(iii)	any fraud, misrepresentation or gross misconduct by Employee that is materially injurious to the Company;
(iv)	a material and willful violation by Employee of a federal or state law or regulation applicable to the business of the Company which is materially injurious to the Company, and
(v)
Employee’s willful breach of a material provision of this Agreement. The Company will not terminate Employee’s employment for Cause without first providing Employee with written notice specifically identifying the acts or omissions constituting the grounds for a Cause termination and, with respect to clauses (i), (iii) and (v), a reasonable cure period of not less than thirty (30) business days following such notice. No act or failure to act by Executive will be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest, as determined by the Company’s Board of Directors.

The term “Good Reason” for purposes of these agreements means Employee’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without the Employee’s consent:

(i)
the assignment to Employee of any duties, or the reduction of the Employee’s duties, either of which results in a material diminution of the Employee’s position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities;  provided, however , that a reduction in position or responsibilities solely by virtue of a Change in Control shall not constitute “Good Reason” unless such reduction results in the removal of Employee from the most senior management position of the Company’s business;

(ii)	a reduction of more than ten percent of Employee’s Base Salary in any one year;
(iii)	the relocation of Employee to a facility that is more than twenty-five (25) miles from Employee’s current location;
(iv)	the failure of the Company to obtain assumption of this Agreement by any successor; and
(v)
the willful breach by the Company of a material provision of this Agreement. Employee will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

The table below presents estimates of the amounts of compensation payable to each Named Executive Officer with whom the Company has an employment agreement containing provisions with respect to a change in control and termination of the executive.

TERMINATION

SYED ZAIDI

	Without Cause, or For Good Reason, or Due to Death or Disability	Following Change in Control
UNEARNED COMPENSATION (payment contingent on termination)
Cash Severance	$120,000	$240,000
Equity
Acceleration of Vesting of Unexercisable Options (1)	—	155,855
Total	—	—
Benefits—Health (2)	26,723	26,723
Total	$146,723	$422,578

(1)	Unexercisable option amounts are based upon option vesting acceleration FAS 123(R) expense. As of January 31, 2010, the fair market value of the common stock was $0.05 per share.
(2)	Health includes health, dental, vision, and life.

Director Compensation For Fiscal Year Ended January 31, 2010

The following table sets forth the compensation paid to our non-employee directors for the year ended January 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2)	All Other Compensation ($)	Total ($)
Joseph Fitzgerald	$—	$2,599	$—	$2,599

Jorge Granier-Phelps	$—	$2,599	$—	$2,599

David Tomasello	$—	$2,599	$—	$2,59

(1)	Represents the amount of FAS 123(R) compensation expense recognized in fiscal 2010 related to stock options on shares granted in fiscal 2010 and partially vested for each listed non-employee director.
(2)
During fiscal 2010, each of the non-employee directors, Messrs. Fitzgerald, Granier-Phelps, and Tomasello, were granted options to purchase an aggregate of 150,000 shares of Common Stock with an exercise price of $0.18 per share.  50,000 options vest at the rate of 1/12th monthly beginning December 6, 2009 and continuing monthly thereafter until fully vested on November 6, 2010. The options have a life of 10 years from the date of grant. 100,000 stock options vest at the rate of 1/12th monthly beginning January 3, 2010 and continuing monthly thereafter until fully vested on December 3, 2010. The options have a life of 5 years from the date of grant.

 All options granted will vest according to their individual vesting period subject to such member’s continued service as a director of the Company. Upon a merger of the Company with or into another corporation or a “change of control” of the Company, excluding a financing, all options granted to non-employee members of the Board of Directors will vest in full.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors, Joseph Fitzgerald, Jorge Granier-Phelps and Andrew Rosengard.  During fiscal year 2010, the following directors served a portion of the year on NeoMagic’s Compensation Committee:  Joseph Fitzgerald and Jorge Granier-Phelps, each of whom joined our Board in October 2009.  During fiscal year 2010, our Board had primary responsibility for determining executive officer compensation.  No current or past executive officer or employee (i) currently serves on our Compensation Committee, or (ii) served on our Compensation Committee during fiscal year 2010. No interlocking relationships exist between any member of the Board or Compensation committee and any member of the board of directors or compensation committee of any other company.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO INCREASE THE AUTHORIZED COMMON STOCK

On February 9, 2010, NeoMagic’s Board of Directors approved an amendment to NeoMagic’s Certificate of Incorporation (the “Amendment”) to increase the authorized Common Stock from one hundred million (100,000,000) to two hundred million (200,000,000) shares.  On April 15, 2010, the holders of a majority of the voting power of NeoMagic’s outstanding stock (as of the Record Date of March 18, 2010) gave their written consent to the Amendment.  The Amendment will be filed and become effective approximately twenty days after this Information Statement is mailed to our stockholders. The Amendment is set forth in its entirety as Appendix A to this Information Statement.

At the March 18, 2010 Record Date, 44,451,394 of the currently authorized 100,000,000 shares of Common Stock were issued and outstanding.  In addition, at such time, there were 47,366,215 warrant shares and 2,244,708 shares under the NeoMagic Stock Plans reserved for issuance.  The Board of Directors does not believe the remaining 5,937,683 shares are sufficient to allow NeoMagic needed flexibility in pursuing its long-term business objectives, including but not limited to future partnerships, financings, and operational transactions.

The Company has an obligation to Douglas R, Young, its former  President and Chief Executive Officer, to grant him Non-Qualified Stock Options entitling him to purchase five million (5,000,000) shares of the Company's Common Stock, subject to the Company's obtaining the necessary stockholder and regulatory approvals. The option exercise prices will be determined on the date of grant, with the price for options to purchase three million (3,000,000) shares being the greater of $0.06 per share or the closing price for the Company's stock in the "pink sheets" on the date of grant (the “Closing Price”). The price for the other options to purchase two million (2,000,000) shares will be the greater of $0.15 per share or the Closing Price. All options will vest immediately upon grant and be exercisable for a period of three (3) years. The 2,244,708 shares of Common Stock reserved for issuance under the NeoMagic Stock Plans are not sufficient to allow NeoMagic to meet its obligations to Mr. Young.

The amendment of the Restated Certificate of Incorporation will increase the number of shares of Common Stock available for issuance by the Board of Directors from 100,000,000 to 200,000,000.  The Board of Directors will be authorized to issue the additional shares of Common Stock without having to obtain the approval of NeoMagic’s stockholders.  Delaware law requires that the Board use its reasonable business judgment to assure that NeoMagic obtains “fair value” when it issues shares. Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current stockholders in NeoMagic. The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the current market value of NeoMagic’s Common Stock.

It is possible that the Company may acquire additional financing or acquire other compatible business opportunities through the issuance of shares of its Common Stock. Although the terms of any such transaction cannot be predicted, consummation of these transactions could result in substantial additional dilution in the equity of those who were stockholders of the Company prior to such issuance. The holders of the Company’s securities should not anticipate that the Company necessarily will furnish such stockholders with any documentation concerning the proposed acquisitions prior to any share issuances. All determinations (except for statutory mergers) involving share issuances are at the discretion and business judgment of the Board of Directors in its exercise of fiduciary responsibility, but require a determination by the Board that the shares are being issued for fair and adequate consideration.  There is no assurance that any future issuance of shares will be approved at a price or value equal to or greater than the price which a prior stockholder has paid or at a price greater than the then current market price. Typically, unregistered shares are issued at less than market price due to their illiquidity and restricted nature as a result of, among other things, the extended holding period and sales limitations to which such shares are subject.

The amendment of the Restated Certificate of Incorporation is not being done for the purpose of impeding any takeover attempt, and NeoMagic’s Management is not aware of any person who is acquiring or plans to acquire control of NeoMagic.  Nevertheless, the power of the Board of Directors to provide for the issuance of shares of Common Stock without stockholder approval has potential utility as a device to discourage or impede a takeover of NeoMagic.  In the event that a non-negotiated takeover were attempted, the private placement of stock into "friendly" hands, for example, could make NeoMagic unattractive to the party seeking control of NeoMagic.  This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

APPROVAL OF AMENDMENT TO THE
2003 STOCK PLAN

On February 9, 2010, our Board of Directors adopted and approved an amendment to the NeoMagic 2003 Stock Plan (the “Plan”) to increase the number of shares of the Company’s Common Stock reserved for issuance under the Plan from 2,128,411 shares to twenty million (20,000,000) shares and to increase the maximum number of shares subject to option grants to a Service Provider in any fiscal year from four hundred thousand (400,000) shares to five million (5,000,000) shares. On April 15, 2010, a majority of the voting power of NeoMagic’s outstanding stock (as of the Record Date of March 18, 2010) adopted and approved the increases to the Plan pursuant to a written consent. The amendment to the Plan is set forth in its entirety as Appendix B to this Information Statement.

Reason for Amendment

Our Board of Directors believes that the increase in the number of shares of Common Stock available for issuance under the Plan is necessary to continue to offer stock-based compensation programs that will allow the Company to retain current key employees and to attract new employees critical to the growth and success of the Company.  The Board of Directors plans to issue a substantial number of the newly available shares to officers, directors, third parties and management pursuant to potential employment or consulting agreements or other arrangements in the form of Common Stock and / or stock options. The specific number of shares for the proposed issuances has not been finalized, but the percentage ownership of current stockholders would be substantially diluted due to the issuance of additional shares.

The Company has signed a Consulting Agreement (the “Consulting Agreement”) with its former President and Chief Executive Officer, Douglas Young, whereby, Mr. Young will receive options exercisable for five million (5,000,000) shares of Common Stock (the “Options”).  The Options shall consist of the following:

1.
An option to purchase three million (3,000,000) shares of the NeoMagic Common Stock at an exercise price per share equal to the greater of (i) six (6) cents or (ii) the closing price (the "Closing Price") of the common stock quoted in the "pink sheets" on the Board Approval Date (as defined below) or on the immediately preceding date, if the Board meets prior to the close of the market.  An option agreement (the "Option Agreement"), in substantially the form customarily used by NeoMagic for other option grants subject to the modifications contemplated by the Consulting Agreement shall be delivered to Mr. Young within five (5) days following the Board Approval Date (as defined below);

2.
An option to purchase two million (2,000,000) shares of the NeoMagic Common Stock at an exercise price per share equal to the greater of (i) fifteen (15) cents or (ii) the Closing Price. The Option Agreement shall be delivered to Mr. Young within five (5) days following the Board Approval Date;

3.
Mr. Young is aware that as of the date of the Consulting Agreement, February 4, 2010, the terms of the Plan, as currently in effect, do not permit the issuance of the Options to Mr. Young. He is also aware that NeoMagic is legally required to obtain the approval of its stockholders in order to make the amendments to the Plan required to authorize the issuance of the Options to Mr. Young (the "Plan Amendments"), before NeoMagic's Board of Directors is permitted to grant the Options to Consultant.  The Options shall be granted to Consultant by the NeoMagic Board of Directors on the date (the "Board Approval Date") which is no later than five (5) business days after the effective date of the NeoMagic stockholders' approval of the Plan Amendments; and

4.
NeoMagic hereby agrees to prepare and file with the Securities and Exchange Commission (the "SEC"), by no later than April 15, 2010, the Schedule 14C Information Statement required by the Securities and Exchange Act of 1934, as amended, to obtain stockholder approval of the Plan Amendments.

The Board of Directors has authorized the issuance of an option exercisable for eight hundred thousand (800,000) shares of Common Stock to Syed Zaidi as compensation for his assuming the duties of President and Chief Executive Officer.  The Options shall be granted to Mr. Zaidi by the NeoMagic Board of Directors on the Board Approval Date.

Summary of the 2003 Stock Plan

The following paragraphs provide a summary of the principal features of the 2003 Stock Plan (the “Plan”) and its operation. The following summary is qualified in its entirety by reference to the amendment to the Plan as set forth in its entirety as Appendix B to this Information Statement.  Any stockholder who wishes to obtain a copy of the entire plan document may do so by written request to the Director Finance and Administration at our principal offices in San Jose, California.

Background and Purpose of the Plan

The Plan permits the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights, and (3) stock purchase rights (individually, an “Award”). The Plan is intended to increase incentives and to encourage share ownership on the part of eligible employees, non-employee directors and consultants who provide significant services to us. The Plan also is intended to further our growth and profitability.

Administration of the Plan

The Compensation Committee of our Board of Directors (the “Committee”) administers the Plan. The members of the Committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) of the Internal Revenue Code (so that the Company can receive a federal tax deduction for certain compensation paid under the Plan).

Subject to the terms of the Plan, the Committee has the sole discretion to select the employees, non-employee directors and consultants who will receive Awards, determine the terms and conditions of Awards (for example, the exercise price and vesting schedule, including acceleration of vesting), and interpret the provisions of the Plan.

The Committee may delegate any part of its authority and powers under the Plan to one or more directors and/or officers of the Company, but only the Committee itself can make Awards to participants who are executive officers of the Company. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

Plan and Outstanding Awards

If an Award expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares generally will be returned to the available pool of shares reserved for issuance under the Plan. Also, if we experience a stock dividend, reorganization or other change in our capital structure, the Committee has discretion to adjust the number of shares available for issuance under the Plan, the outstanding Awards, and the per-person limits on Awards, as appropriate to reflect the stock dividend or other change.

Eligibility to Receive Awards

The Committee selects the employees, non-employee directors and consultants who will be granted Awards under the Plan. The actual number of individuals who will receive an Award under the Plan cannot be determined in advance because the Committee has the discretion to select the participants.

Stock Options

A stock option is the right to acquire shares of the Company’s Common Stock (“Shares”) at a fixed exercise price for a fixed period of time. Under the Plan, the Committee may grant nonqualified stock options and/or incentive stock options (which entitle employees, but not the Company, to more favorable tax treatment). The Committee will determine the number of Shares covered by each option, subject to certain limitations, but during any fiscal year of the Company, no participant may be granted options covering more than 5,000,000 Shares except an additional 200,000 Shares may be granted to a participant in connection with his or her initial employment. (All share amounts have been adjusted in recognition of the reverse stock split that occurred in August 2005.)

The exercise price of the Shares subject to each option is set by the Committee but cannot be less than 100% of the fair market value on the date of grant of the Shares covered by incentive stock options or nonqualified options intended to qualify as “performance based” under Section 162(m) of the Code, unless nonqualified options are otherwise so qualified. No more than 20% of the Shares reserved for issuance under the Plan may be issued pursuant to nonqualified stock options (together with stock appreciation rights and stock purchase rights, both discussed below) with an exercise price less than 100% of the fair market value of the Shares covered by such an option on the date of grant.

An option granted under the Plan cannot generally be exercised until it becomes vested. The Committee establishes the vesting schedule of each option at the time of grant. Options become exercisable at the times and on the terms established by the Committee.

The exercise price of each option granted under the Plan must be paid in full at the time of exercise. The Committee also may permit payment through the tender of Shares that are already owned by the participant, or by any other means, which the Committee determines to be consistent with the purpose of the Plan. The participant must pay any taxes the Company is required to withhold at the time of exercise.

Stock Appreciation Rights

Awards of stock appreciation rights may be granted in connection with all or any part of an option, either concurrently with the grant of an option or at any time thereafter during the term of the option, or may be granted independently of options. No participant may be granted stock appreciation rights covering more than 5,000,000 Shares in any fiscal year of the Company, except an additional 200,000 Shares may be granted to a participant in connection with his or her initial employment. (All share amounts have been adjusted in recognition of the reverse stock split that occurred in August 2005.)

The Committee determines the terms of stock appreciation rights, except that no more than 20% of the Shares reserved for issuance under the Plan may be issued pursuant to stock appreciation rights (together with nonstatutory stock options, discussed above, and stock purchase rights, discussed below) with an exercise price less than 100% of the fair market value of the Shares covered by such a stock appreciation right on the date of grant.

A stock appreciation in connection with an option will entitle the participant to exercise the stock appreciation right by surrendering to the Company a portion of the unexercised related option. The participant will receive in exchange from the Company an amount equal to the excess of the fair market value of the Shares on the date of exercise of the stock appreciation right covered by the surrendered portion of the related option over the exercise price of the Shares covered by the surrendered portion of the related option. When a stock appreciation right granted in connection with an option is exercised, the related option, to the extent surrendered, will cease to be exercisable. A stock appreciation right granted in connection with an option will be exercisable until, and will expire no later than, the date on which the related option ceases to be exercisable or expires.

Stock appreciation rights may also be granted independently of options. Such a stock appreciation right will entitle the participant, upon exercise, to receive from the Company an amount equal to the excess of the fair market value of the Shares on the date of exercise over the exercise price of the Shares covered by the exercised portion of the stock appreciation right. A stock appreciation right granted without a related option will be exercisable, in whole or in part, at such time as the Committee will specify in the stock appreciation right agreement.

The Company’s obligation arising upon the exercise of a stock appreciation right may be paid in Shares or in cash, or any combination thereof, as the Committee may determine.

Stock Purchase Rights

Stock Purchase Rights are Awards of restricted Shares that vest in accordance with the terms and conditions established by the Committee. The Committee will determine the number of restricted Shares to any participant. Also, the total number of Shares subject to Stock Purchase Rights (together with nonstatutory stock options and stock appreciation rights, both discussed above) may not exceed 20% of the Shares reserved for issuance under the Plan.

In determining whether a Stock Purchase Right should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Committee may determine to grant a Stock Purchase Right only if the participant satisfies performance goals established by the Committee.

Change of Control

In the event of a merger of the Company with or into another corporation or a “change of control” of the Company, the successor corporation will either assume or provide a substitute award for each outstanding stock option and stock appreciation right. If the successor corporation refuses to assume or provide a substitute award, the Committee will provide at least 15 days notice that the option or stock appreciation right will immediately vest and become exercisable as to all of the Shares subject to such Award and that such Award will terminate upon the expiration of such notice period.

In the event of a merger of the Company with or into another corporation or a “change of control” of the Company, any Company repurchase or reacquisition right with respect to restricted Shares acquired pursuant to a Stock Purchase Right or other Award will be assigned to the successor corporation. In the event any such Company repurchase or reacquisition right is not assigned to the successor corporation, such Company repurchase or reacquisition right will lapse and the participant will be fully vested in such restricted Shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the number of shares of common stock that could be issued upon exercise of outstanding options, the weighted average exercise price of the outstanding options and the remaining shares available for future issuance as of January 31, 2010.

Plan Category	(A) Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(B) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(C) Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column A)
Equity compensation plans approved by stockholders	2,191,208	(1)	$1.11	151,699	(2)
Equity compensation plans not approved by stockholders (3)	148,921		$12.38

Total	2,340,129		$1.79	151,699

(1)	There are no shares available for future issuance under our 2003 Stock Plan, as amended.

(2)	Includes 151,699 shares available under our 2006 Employee Stock Purchase Plan. NeoMagic is not currently offering the employee stock purchase plans.

(3)
Shares available under our 1998 Nonstatutory Stock Option Plan are used for grants to employees other than officers and directors except as provided within the plan.  As of July 2008, the 1998 Plan expired and no additional shares may be granted under the 1998 Plan.

Cost of this Information Statement

The entire cost of furnishing this information statement will be borne by NeoMagic Corporation. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this information statement to the beneficial owners of our common stock held of record by them.

No Dissenters Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters’ rights with respect to the amendment of the Restated Certificate of Incorporation to increase the authorized capital stock or with respect to the amendment to the 2003 Stock Plan.

Householding of Stockholder Materials

In some instances we may deliver only one copy of this Information Statement to multiple stockholders sharing a common address. If requested by phone or in writing, we will promptly provide a separate copy to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our Director Finance and Administration at (408) 428-9725, and requests in writing should be sent to NeoMagic Corporation, Attention: Director Finance and Administration, 2372-A Qume Drive, San Jose, California 95131. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the above address.

OTHER MATTERS

As of the date of this Information Statement, the Board of Directors knows of no other matters other than those described in this Information Statement that have been approved or considered by the holders of a majority of our issued and outstanding voting securities.

ADDITIONAL INFORMATION

As a reporting company, we are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the Securities and Exchange Commission (“SEC”). The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

By Order of the Board of Directors,

Syed Zaidi
President and Chief Executive Officer

San Jose, California
May ___, 2010

APPENDIX A

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
NEOMAGIC CORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

NeoMagic Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

The Board of Directors of the Corporation duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring such amendment to be advisable.  The stockholders of the Corporation duly approved such proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to such amendment.  The resolution setting forth the amendment is as follows:

RESOLVED:  That the text of the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended in its entirety to read as follows:

“1.           The Corporation is authorized to issue 200,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 2,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).”

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized President and Chief Executive Officer on this _____ day of May, 2010.

NEOMAGIC CORPORATION

By:
Syed Zaidi
President and Chief Executive Officer

APPENDIX B

AMENDMENT TO THE NEOMAGIC CORPORATION 2003 STOCK PLAN

1. Section 3 will be amended and restated to read as follows:

“3.    Stock Subject to the Plan.    Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 20,000,000 Shares.1   The Shares may be authorized, but unissued, or reacquired Common Stock. Notwithstanding the foregoing, the Company may not grant more than 20% of the total Shares reserved for issuance hereunder pursuant to Options, Stock Purchase Rights or Stock Appreciation Rights that have a per share exercise or purchase price that is less than Fair Market Value on the date of grant.

        If an Option, Stock Purchase Right or Stock Appreciation Right expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Option or right, will not be returned to the Plan and will not become available for future distribution under the Plan, except that if unvested Shares of Restricted Stock are repurchased by the Company, such Shares will become available for future grant under the Plan.
_____________________________

1 Includes Shares issued under the Plan prior to May ___, 2010.”

2. Section 6(c)(i) will be amended to read as follows:

 “No Service Provider will be granted, in any fiscal year of the Company, Options to purchase more than 5,000,000 Shares”

3. Except as otherwise set forth herein, the terms of the Plan shall continue in full force and effect.